Exhibit 3.1

AMENDMENT NO. 2 TO THE THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

ATLAS ENERGY GROUP, LLC

THIS AMENDMENT NO. 2 TO THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ATLAS ENERGY GROUP, LLC (this “Amendment”), dated as of April 27, 2016, is entered into and effectuated by the Board of Directors (the “Board of Directors”) of Atlas Energy Group, LLC (the “Company”) pursuant to authority granted to it in Sections 5.5 and 12.1 of the Third Amended and Restated Limited Liability Company Agreement of Atlas Energy Group, LLC, dated as of February 27, 2015, as amended (the “Limited Liability Company Agreement”). Capitalized terms used but not defined herein are used as defined in the Limited Liability Company Agreement.

RECITALS:

WHEREAS, Section 5.5(a) of the Limited Liability Company Agreement provides that the Company may issue additional Company Interests and options, rights, warrants and appreciation rights relating to the Company Interests for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Members;

WHEREAS, Section 12.1(g) of the Limited Liability Company Agreement provides that the Board of Directors, without the approval of any Member, may amend any provision of the Limited Liability Company Agreement that the Board of Directors determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Company Interests, or any options, warrants, rights and/or appreciation rights relating to any Company Interest, pursuant to Section 5.5(a) of the Limited Liability Company Agreement;

WHEREAS, the Board of Directors has determined that the issuance of warrants to purchase up to 4,668,044 Common Units in connection with is permitted by Section 5.5 of the Limited Liability Company Agreement; and

WHEREAS, the Board of Directors deems it in the best interest of the Company to effect this Amendment to provide for certain tax matters as are provided herein.

NOW, THEREFORE, it is hereby agreed as follows:

A. Amendment. The Limited Liability Company Agreement is hereby amended as follows:

1. Section 5.4(d)(i) of the Limited Liability Company Agreement is amended and restated in its entirety to read as follows:

(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Treasury Regulation Section 1.704-1(b)(2)(iv)(s), on an issuance of additional Company Interests for cash or Contributed Property or the issuance of Company Interests as consideration for the provision of services or the conversion of a Series A Preferred Unit or the exercise of a warrant exercisable in exchange for a Company Interest, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance, or immediately after such conversion (with respect to the conversion of a Series A Preferred Unit or the exercise of a warrant exercisable in exchange for a Company Interest), shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance or such conversion; provided, that in the event of an issuance of Company Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Company Interests as consideration for the provision of services, the Board of Directors may determine that such adjustments are unnecessary for the proper administration of the Company; provided, further, that, in the event of multiple conversions of Series A Preferred Units and/or exercises of a warrant exercisable for a Company Interest within a single Month or shorter time period, the Board of Directors may (to the extent not prohibited by Treasury Regulations or similarly binding authority) adjust the Capital Account of all Members and the Carrying Value of each Company property once for such period or otherwise adjust the timing of such adjustments to reduce the administrative burden of multiple adjustments. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Series A Preferred Unit or the exercise of a warrant exercisable for a Company Interest, first to the Members holding Common Units and converted Series A Preferred Units and exercised warrants until the Capital Account attributable to each such Unit is the same, and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Members pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the conversion of a Series A Preferred Unit or the exercise of a warrant exercisable for a Company Interest is not sufficient to cause the Capital Account attributable to each Common Unit and converted Series A Preferred Unit and exercised warrants to be the same, then Capital Account balances shall be reallocated between the Members holding such Units so as to cause the Capital Account attributable to each such Unit to be the same, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining such Unrealized Gain or Unrealized Loss for purposes of maintaining Capital Accounts, the aggregate fair market value of all Company property (including cash or cash equivalents) immediately prior to the issuance of additional Company Interests or the conversion of a Series A Preferred Unit or the exercise of a warrant exercisable for a Company Interest shall be determined by the Board of Directors using such method of valuation as it may adopt. For this purpose, the Board of Directors may determine that it is appropriate to first determine an aggregate value for the Company, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Company Interests (on a fully converted basis) of all Members at such time and, if before the conversion of any Series A Preferred Units or the exercise of any warrants exercisable in exchange for a Company Interest, may

(A) reduce the fair market value of all Company assets by the excess, if any, of the sum of the fair market value of any unconverted Series A Preferred Units and the fair market value of any unexercised warrants exercisable in exchange for a Company Interest over the aggregate Capital Accounts attributable to such Series A Preferred Units to the extent of any Unrealized Gain that has not been reflected in the Members’ Capital Accounts previously, and

(B) increase the fair market value of all Company assets by the excess, if any, of the aggregate Capital Accounts attributable to such Series A Preferred Units, over the sum of the fair market value of any unconverted Series A Preferred Units and the fair market value of any unexercised warrants exercisable in exchange for a Company Interest to the extent of any Unrealized Loss that has not been reflected in the Members’ Capital Accounts previously, in each case consistent with the methodology of Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The Board of Directors shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a fair market value for individual properties.

B. Agreement in Effect. Except as hereby amended, the Limited Liability Company Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Invalidity of Provisions. If any provisions of this Amendment are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

ATLAS ENERGY GROUP, LLC

By:	/s/ Jeffrey Slotterback
Name: Jeffrey Slotterback
Title: Chief Financial Officer

[Signature Page to Amendment No. 2 to Third A&R LLC Agreement of Atlas Energy Group, LLC]